Exhibit 10.6

April 27, 2023

Josh Sodaitis

Chief Executive Officer

Peer to Peer Network aka Mobicard Inc.

https://www.ptopnetwork.com/

https://freemobicard.com/

Corporate Office:

45 Prospect Street

Cambridge, MA 02139

Registered Agents Inc.:

30 N Gould St. Ste R

Sheridan, WY 82801

via certified mail, first class mail, and e-mail: joshsmobicardinc@gmail.com & info@freemobicard.com

This letter follows on the heels of our valid and legal demands for a special meeting of shareholders originally signed and sent to PTOP on April 2, 2023 and reiterated on April 7, 2023, April 17, 2023, April 21, 2023, and April 22, 2023.

Mr. Sodaitis,

Thank you for agreeing to provide books and records of Peer to Peer Network (“PTOP”) on behalf of Andy Sanjani’s request and a request by our consolidated group under Form 13D filed with the Securities Exchange Commission (“SEC”). To memorialize, Mr. Sanjani is the largest shareholder of record of the common shares of the Company and has this right under Wyoming Statute Article 16 Section 17-16-1602. Mr. Sanjani has held his shares for more than 6 months. His investment includes 1,662,455,448 common shares, or 9.0%, of the issued and outstanding shares of PTOP as per OTC Markets on April 27, 2023, well above the 5% required by Wyoming rules. Further, on behalf of Messrs. Andy Sanjani, James Bento, Marc Lasky, and Michael Lasky and FOMO WORLDWIDE, INC., our consolidated 13D group demands same access under Wyoming rules as holders for over six months of a combined 2,432,797,448 common shares, or 13.1%, of PTOP’s issued and outstanding shares as per OTC Markets on April 27, 2023.

I have been given a written and electronic proxy to request the books and records of PTOP by Mr. Sanjani and by the other 13D group members and to demand a Special Meeting of Shareholders. We reiterate our legal and valid group demand for a special meeting of shareholders to obtain a complete company update since you were appointed CEO several years ago and elect a Board of Directors including independent representatives elected by all of the shareholders to best serve all of their interests in building the Company.

Books and Records Request:

To simplify our records request process and eliminate expenses for document gathering, please drag-and-drop and/or upload digitally the requested documents to a specially created Dropbox at the following URL, which has been sent to you electronically for read/write access and sent to our 13D Group viewing:

https://www.dropbox.com/scl/fo/6260gyljj6hz2q999xykl/h?dl=0&rlkey=vt0wg96k0ggagt8htvoreqnq3

Please provide the following information to this Dropbox by the close of business Wednesday, May 3, 2023, which is five business days from this request:

●	PTOP bank statements by month for 2021 – 2022 - YTD 2023. As CFO of PTOP, these statements should be readily available on your network and/or through your bank’s portal. There is no need to print the statements; simply upload all of them digitally to Dropbox through a drag-and-drop, which should take a matter of minutes. If you do not have the Company’s bank statements on file, please explain why you do not have them despite filing financials with the OTC Markets, and when you plan on delivering them to your recently announced PCAOB audit firm. There is no reason for this to take any time on your behalf or for our group to incur any expense for obtaining digital copies of these documents.
●	PTOP transfer agent (“Empire Stock Transfer”) share report activity for 2021 – 2022 - YTD 2023 and shareholder lists for 12/31/21, 12/31/22, and as of today. Further, please provide shareholder lists for the dates of all corporate actions approved and/or executed during 2021 – 2022 - YTD 2023 including the 2022 re-domestication from Nevada to Wyoming, all authorized shares increases, the proposed 1-400 reverse split, and the amendment to the Articles of Incorporation dated 04-03-2023 (stamped 04-10-2023 by the Secretary of State of Wyoming) increasing the % vote required for a Special Shareholder meeting to 25% from 10%. As CFO of Peer to Peer Network, these should be readily available on your network and/or through your transfer agent with a simple email request to their representative handling the PTOP account. There is no need to print any statements; simply drag and drop them and/or upload them to Dropbox from your network. If you do not have these records or cannot obtain them, please explain why you do not have them, how you then completed shareholder actions and properly circulated consent requests to all shareholders, and how you plan on delivering them to your recently announced PCAOB audit firm and to regulators such as FINRA for your proposed reverse split corporate action. Since these digital documents should all be in your possession already, there is no reason for this to take any time on your behalf or for our group to incur any expense for obtaining digital copies of these documents. However, if there is an expense incurred by the transfer agent for providing these reports, please itemize it, upload their bill to the Dropbox, and copy our group for consideration.

●	Detailed list of PTOP shareholder votes on all of the above corporate actions, with a vote tally indicating signed date of consent with names and contact information of investors. As sole Officer and Director of the Company who signs and files all corporate actions with the Secretaries of State of Nevada and Wyoming on behalf of the Company, these digital documents should be immediately available on your network. There is no need to print the documents, simply drag and drop existing digital files and/or upload them to Dropbox. If you do not have these records, please explain why you do not have them, how you filed such shareholder resolutions legitimately with the state agencies for approval without them, and when you will be delivering these documents to your audit firm and to FINRA for the proposed reverse split corporate action. Proper document control under Sarbanes-Oxley requires these documents be stored by-action-by-folder, so they should be easily uploaded to Dropbox. There is no reason for this to take considerable time on your behalf or for our group to incur any expense for obtaining digital copies of these documents.
●	Your PTOP employment contract and any modifications to it since your appointment as well as your resume and LinkedIn profile. There is no reason for this to take any time on your behalf or for our group to incur any expense for obtaining a copy of these documents.
●	Copies of any and all user ID’s and profiles used for social media posting by PTOP officers and Directors (i.e., you) or investor relations consultants or affiliates or agents. There is no reason for this to take any time on your behalf or for our group to incur any expense for obtaining a copy of these documents.
●	Signed engagement letter with Scott Olson, Esq. and any modifications it since his engagement by the Company. If you do not have this Agreement available or decline to provide it, please explain why and when you will be providing this to your audit firm. There is no reason for this to take any time on your behalf or for our group to incur any expense for obtaining a copy of these documents.
●	Signed engagement letter with your current programming group, which you indicate is taking stock for remuneration but has not been able to complete Mobicard 2.0 as has been promised for years. If you do not have this Agreement available or decline to provide it, please explain why and when you will be providing this to your audit firm. There is no reason for this to take any time on your behalf or for our group to incur any expense for obtaining a copy of these documents.
●	Signed engagement letter with your accountants that prepare the PTOP financials for filing with OTC Markets. If you do not have this available or decline to provide it, please explain why and when you will be providing this to your audit firm. There is no reason for this to take any time on your behalf or for our group to incur any expense for obtaining a copy of these documents.
●	Signed engagement letter with your recently announced PCAOB audit firm and proof of wire for their retainer. If you do not have this available or decline to provide it, please explain why and when you will be notifying their hire to the SEC through Form 8-K as a disclosable event. There is no reason for this to take any time on your behalf or for our group to incur any expense for obtaining a copy of these documents.
●	Signed engagement letter with TruCrowd for crowdfunding and proof of wire for their retainer. If you do not have this available or decline to provide it, please explain why and when you will be notifying their hire to the SEC through Form 8-K or for Reg CF financing as indicated in a PTOP press release. There is no reason for this to take any time on your behalf or for our group to incur any expense for obtaining a copy of these documents.

●	All PTOP signed and fully executed financing documents and company circulated investment information with legal opinion letters circulated for private placements of stock to investors for 2021 – 2022 – YTD 2023. If you do not have these available or decline to provide them, please explain why, explain why we were not copied and solicited or notified post hoc, and when you will be notifying the SEC through proper filings as disclosable events. Also please explain if these financings are exempt from notifications and SEC registration. There is no reason for this to take any time on your behalf or for our group to incur any expense for obtaining a copy of these documents.
●	Latest copy of the data/records request list by the newly hired audit firm. If you do not have this available or decline to provide it, please explain why and when they will be providing PTOP this due diligence list to begin the audit. There is no reason for this to take any time on your behalf or for our group to incur any expense for obtaining a copy of these documents.
●	Updated accounts receivable and payable aging report 30 – 60 – 90 - 91+ days with itemization of customers and vendors. There is no reason for this to take any time on your behalf or for our group to incur any expense for obtaining a copy of these documents, which should be available on your own network in one file as the Company’s Chief Financial Officer.
●	Documentation of loans made or that matured or in default in 2021 – 2022 - YTD 2023, with names and information for control parties. There is no reason for this to take any time on your behalf or for our group to incur any expense for obtaining a copy of these documents.
●	Board and shareholder resolutions approving all of the above actions, including engagements, financings, corporate actions, hiring of critical vendors, and other material corporate decisions/actions. There is no reason for this to take any time on your behalf or for our group to incur any expense for obtaining digital copies of these documents.
●	Any other pertinent materials that explain the progress of the Company over 2021 – 2022 – YTD 2023, including yesterday’s news of a Mobicard 1.5 launch or materials supporting material developments at the Company. There is no reason for this to take any time on your behalf or for our group to incur any expense for obtaining digital copies of these documents.

Summary

While I thank you for coming to the table to provide the requested information, your demand for $1,800 cash compensation to provide us with access to records of the Company that should be readily available to you as sole Officer and Director is unreasonable. This is the 21st Century, and there is no need for printing, copying, or mailing of documents in the information age and therefore the reasonable cost and expense of fulfilling our requests is minimal by uploading digital information to a shared data room. It is not our responsibility to compensate you $60 per hour to obtain documents that you should already have in your possession as acting sole Officer and Director for several years. You took this responsibility on of your own volition, and you have been compensated for years in cash and stock for your work. In many respects, possession of these documents regardless of their actual contents would be proof of your fulfilling your duty to us, the shareholders. If you do not have any of the above requested documents, we will need a thorough explanation of why you are running a public Company without proper information, adequate document controls, and corporate governance.

I believe your failure to provide PTOP’s books and records for inspection and to call a special meeting of shareholders in response to our multiple demands of same for over four weeks are violations of State of Wyoming statutes. In the interests of building the Company for all shareholders and so we may do our own fiduciary duty for our own investments in PTOP, please provide the above records requested by Mr. Sanjani and our 13D group within five business days.

Time is of the essence. Mr. Sanjani and our 13D members reserve all rights.

Respectfully,

Vikram Grover
CEO
FOMO WORLDWIDE, INC.

cc:	Dale Bergman, Esq. (FOMO WORLDWIDE, INC. SEC counsel),
Scott Olson, Esq. (Peer to Peer Network SEC counsel),
Secretary of State of Nevada,
Secretary of State of Wyoming,
Attorney General State of Wyoming,
Andy Sanjani, CEO Think Latitude (owner of 1,662,455,448 common shares),
James Bento, former CEO, CFO & Secretary Peer to Peer Network (owner of 390,000,000 common shares),
Marc Lasky, former CEO Peer to Peer Network (owner of 135,529,500 common shares),
Michael Lasky, former Chairman Peer to Peer Network (owner of 34,812,500 common shares),
Vikram Grover, CEO FOMO WORLDWIDE, INC. (owner of 210,000,000 common shares; proxy for above).

Article 16 - Records and Reports

Section 17-16-1602 - Inspection of Records by Shareholders.

Universal Citation: WY Stat § 17-16-1602 (2022)

17-16-1602. Inspection of records by shareholders.

(a) A shareholder of a corporation is entitled to inspect and copy, during regular business hours at the corporation’s principal office, any of the records of the corporation described in W.S. 17-16-1601(e) if the shareholder gives the corporation written notice of the shareholder’s demand at least five (5) business days before the date on which the shareholder wishes to inspect and copy.

(b) A shareholder who has been of record for at least six (6) months immediately preceding his demand and who shall be the holder of record of at least five percent (5%) of all the outstanding shares of a corporation is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, any of the following records of the corporation if the shareholder meets the requirements of subsection (c) of this section and gives the corporation written notice of the shareholder’s demand at least five (5) business days before the date on which the shareholder wishes to inspect and copy:

(i) Excerpts from minutes of any meeting of the board of directors, records of any action of a committee of the board of directors while acting in place of the board of directors on behalf of the corporation, minutes of any meeting of the shareholders, and records of action taken by the shareholders or board of directors without a meeting, to the extent not subject to inspection under W.S. 17-16-1602(a);

(ii) Accounting records of the corporation; and

(iii) The record of shareholders.

(c) A shareholder may inspect and copy the records described in subsection (b) of this section only if:

(i) The shareholder’s demand is made in good faith and for a proper purpose;

(ii) The shareholder describes with reasonable particularity his purpose and the records he desires to inspect; and

(iii) The records are directly connected with the shareholder’s purpose.

(d) The right of inspection granted by this section may not be abolished or limited, but may be expanded, by a corporation’s articles of incorporation or bylaws.

(e) This section does not affect:

(i) The right of a shareholder to inspect records under W.S. 17-16-720 or, if the shareholder is in litigation with the corporation, to the same extent as any other litigant; or

(ii) The power of a court, independently of this act, to compel the production of corporate records for examination.

(f) For purposes of this section, “shareholder” includes a beneficial owner whose shares are held in a voting trust or by a nominee on his behalf.